EXHIBIT 10.1

March 15, 2023

Via Email (petrsoj@gmail.com)

Peter A. Evans

1438 Hunters Lake Drive

Milford, MI 48380

Re: Offer of Employment with Laser Photonics Corporation (“Laser Photonics” or the “Company”)

Dear Mr. Evans:

We are pleased that you are considering joining us to help build a world-class photonics-based industrial products and solutions company focusing primarily on disruptive laser cleaning technologies. This offer letter is intended to outline some key aspects of your employment with us and is based on a full-time commitment for employment with Laser Photonics.  Please indicate your acceptance of this offer and confirm your start date, signing and returning this letter agreement to me by March 25, 2023.

Start Date:	March 27, 2023

Position Title:	Acting President, reporting to the CEO

Job Duties:

In your capacity as Acting President, you will have responsibility for oversight over the daily business of the Company and assisting the CEO of the Company in all aspects of the Company's operations, including sales, finances, regulatory compliance, recruitment of key employees, public relations, relationships with key suppliers, maintaining and improving manufacturing capacity and standards, engagement with the Board of Directors and relationships with the shareholders, investment banks and the regulators.

Time Commitment

You are expected to work a minimum of 40 hours a week. Our regular business hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday, and you are expected to work onsite for 20 hours each week unless you are out of town on business for Laser Photonics in which case the remote work may exceed 20 hours during such weeks.

Base Salary:

Initially, you will receive an annualized base salary of $160,000, paid bi-weekly. This is an exempt position, and the salary is subject to deductions for taxes and other required withholdings. Your base salary will be reevaluated after an initial Transition Period – and thereafter on an annual basis – and subject to an increase based on an evaluation of your performance and the financial condition of Laser Photonics.

Signing Bonus	You will receive a signing bonus of $40,000.

Performance Bonus	You will receive a cash bonus equal to 1% of all sales closed during the Transition Period.

Stock Options:

You will be eligible following the Transition Period to receive ISOs under Laser Photonics’ 2019 Stock Incentive Plan, with an exercise price equal to the current FMV of our stock as of your start date, and with accelerated vesting in the event of a change in control.

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002

Bonus Potential:	You will be eligible for additional awards of cash and/or stock based on the factors determined by our Board of Directors for that year.

Paid Time Off:

You will be eligible for five (5) paid vacation days during your first year, 10 paid vacation days after your first full year of service, and 15 paid vacation days every year thereafter. Vacation time is payable as taken and does not accrue. You are also eligible for three (3) paid time off, sick, or personal (“PTO”) days.

Car Payment:	You will receive reimbursement of $2,000 per month during the Transition Period for the cost of an automobile for your business and personal use.

Relocation:

Following the transition period you will receive an amount to be mutually agreed to in an executive employment agreement, not reportable in your W-2 wages, to assist with your householding in the Orlando area.

Transition Period

It is the intention of Laser Photonics that you will be promoted to the position of President and CEO after a transition period of six (6) months (“Transition Period”). The role of CEO will necessitate substantial knowledge and understanding of the operations of Laser Photonics, which the Company expects you will gain during the transition period. Subsequently, you and Laser Photonics will discuss a compensation package to include a higher base salary and additional stock-based compensation under Laser Photonics’ 2019 Stock Incentive Plan.

Benefits:	You will be eligible for standard company benefits upon starting employment.

Performance Review:

Performance will be formally reviewed annually. Compensation and bonus structure will be re-evaluated at such time; however, there is no guarantee that compensation and/or bonus structure will change at any given time.

Confidentiality:

You acknowledge that in the course of your employment, you will have access to and be entrusted with confidential information. You agree that you shall not, either while employed by Laser Photonics or thereafter, use or disclose to any person any confidential information of the Company.

Governing Law:	This letter agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.

Arbitration:

The parties agree that any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration in Orlando, Florida in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.

Invalidity:

In case any provision of this letter agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

Amendment:	This letter agreement may be amended or modified only by a written instrument executed by both the Company and you.

1101 N Keller Rd., Ste. G Orlando, FL 32810 USA

www.laserphotonics.com • info@laserphotonics.com

Tel: 407-804-1000 • Fax: 407.804.1002

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Your employment with Laser Photonics is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.  You will be bound by all Laser Photonics policies and procedures in effect during your employment.

This offer is contingent upon satisfactory assessment of pre-employment checks, including Form I-9 and reference and/or background checks.  Further, this letter represents the entire agreement between you and Laser Photonics, and no verbal or written agreements, promises, or representations not specifically stated in this offer, are or will be binding upon Laser Photonics.

We are excited to have you join the Laser Photonics team.

Sincerely,

/s/ Wayne Tupuola

Wayne Tupuola

President

READ AND AGREED TO:

/s/ Peter A. Evans	3/27/2023
Peter A. Evans	Date

[Laser Photonics’ Offer Letter to Peter A. Evans]

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